SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2003

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

0-3400
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

Item 9. Regulation FD Disclosure.

        See Item 12.    Results of Operations and Financial Condition.

Item 12. Results of Operations and Financial Condition.

        On July 28, 2003, Tyson Foods, Inc. (the "Company") issued a press release announcing its unaudited results of operations for the third quarter and nine months ending June 28, 2003.  The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

        The Company's conference call relating to the press release includes certain non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

        Non-GAAP financial measures utilized by the Company include presentations of earnings per share and other GAAP measures of operating performance that exclude or include the effect of litigation settlements, the closing or restructuring of selected operations, impairment charges for investments, and other similar events.  The Company's management believes these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings capacity of the Company's operations.  Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.  The non-GAAP financial measures used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Limitation on Incorporation by Reference

        In accordance with general instructions B.2 and B.6 of Form 8-K, the information in this report, including exhibits, is furnished pursuant to Items 9 and 12 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.

Date: July 28, 2003	By: /s/ Steven Hankins___
Name: Steven Hankins___
Title: Executive Vice President and
Chief Financial Officer

Tyson Foods, Inc.
Current Report On Form 8-K
Dated July 28, 2003

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated July 28, 2003.

EXHIBIT 99.1

July 28, 2003

Media Contact: Ed Nicholson, 479-290-4591
Investor Contact: Louis Gottsponer, 479-290-4826

TYSON REPORTS FISCAL 2003 THIRD QUARTER AND NINE MONTHS RESULTS

Springdale, Arkansas-July 28, 2003- Tyson Foods, Inc. (NYSE: TSN), today reported $0.23 diluted earnings per share for the third fiscal quarter ended June 28, 2003, compared to $0.30 diluted earnings per share in the same quarter last year.  Third quarter 2003 sales were $6.3 billion compared to $5.9 billion for the same period last year.  Operating income for the third quarter of fiscal 2003 was $201 million compared to $247 million and earnings were $79 million compared to $107 million for the same period last year.

Fiscal 2003 third quarter pretax earnings include $42 million, or $.08 per diluted share, received in connection with ongoing vitamin antitrust litigation, which is partially offset by $19 million of costs, or $0.03 per diluted share, related to the closing of our Berlin, Maryland poultry operation and a $10 million write-down, or $0.02 per diluted share, related to the impairment of an equity interest in a live swine operation.  The combined effect increased diluted earnings per share by $.03.  Fiscal 2002 third quarter pretax earnings include $30 million, or $.05 per diluted share, also received in connection with the ongoing vitamin antitrust litigation.

Diluted earnings per share for the first nine months of fiscal 2003 were $0.54 compared to $0.84 in the same period last year.  Sales for the first nine months of fiscal 2003 were $18.0 billion compared to $17.6 billion for the same period last year.  Operating income for the first nine months of fiscal 2003 was $529 million compared to $699 million and earnings were $190 million compared to $299 million for the same period last year.

Pretax earnings for the nine months of fiscal 2003 include $164 million, or $0.30 per diluted share, received in connection with ongoing vitamin antitrust litigation, which is partially offset by $66 million of costs, or $0.12 per diluted share, related to the closing of poultry operations in the first and third quarters of fiscal 2003 and $10 million of charges, or $.02 per diluted share, related to the impairment of an equity interest in a live swine operation.  The combined effect increased diluted earnings per share by $0.16.  Pretax earnings for the first nine months of fiscal 2002 include $30 million, or $.05 per diluted share, also received in connection with the ongoing vitamin antitrust litigation.

John Tyson, chairman and CEO, said, "We are generally pleased with the progress made over the past two years towards our initial strategic goals.  We are succeeding in moving our products up the value chain, as well as in our brand building efforts. From a financial perspective, we are on track to achieve or exceed our debt to capital goal of 50% or below by the end of fiscal 2003.  We are continuing to improve our efficiencies by rationalizing assets, as evidenced by our closure of the Berlin, Maryland poultry operation. In terms of our sales and marketing program, we continue to make progress with our account team approach to the market, offering a single point of contact selling all proteins and prepared foods.  Our corporate strategy is designed to achieve industry leadership in all segments of our business and we believe there is room for improvement.

TYSON FOODS, INC.
News Release
July 28, 2003

Tyson Foods operates in five business segments: Beef, Chicken, Pork, Prepared Foods and Other. The Company measures segment profit as operating income.

The Beef segment is primarily involved in the slaughter of live fed cattle and fabrication of dressed beef carcasses into primal and sub-primal meat cuts and case-ready products. It also involves deriving value from allied products such as hides and variety meats for sale to further processors and others. The Beef segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. Allied products are also marketed to manufacturers of pharmaceuticals and technical products.

The Chicken segment includes fresh, frozen and value-added chicken products sold through domestic food service, domestic retail markets for at-home consumption, wholesale club markets targeted to small foodservice operations, small businesses and individuals, as well as specialty and commodity distributors who deliver to restaurants, schools and international markets throughout the world. The Chicken segment also includes sales from allied products and the chicken breeding stock subsidiary.

The Pork segment represents the Company's live swine group, hog slaughter and fabrication operations, case-ready products and related allied product processing activities. The Pork segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. It also sells allied products to pharmaceutical and technical products manufacturers, as well as live swine to pork processors.

Prepared Foods segment includes the Company's operations that manufacture and market frozen and refrigerated food products.  Products include pepperoni, beef and pork toppings, pizza crusts, flour and corn tortilla products, appetizers, hors d'oeuvres, desserts, prepared meals, ethnic foods, soups, sauces, side dishes, specialty pasta and meat dishes as well as branded and processed meats.  The Prepared Foods segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains.

The Other segment includes the logistics group and other corporate activities not identified with specific protein groups.  For the three and nine months ended June 28, 2003, this segment also includes proceeds of $42 and $164 million respectively, received from the partial settlement related to ongoing vitamin antitrust litigation, as compared to $30 million included in the three and nine months ended June 29, 2002.

.

TYSON FOODS, INC.
News Release
July 28, 2003

Third Quarter Segment Review (In millions)
	Sales by Segment Three Months Ended		Operating Income by Segment Three Months Ended		Operating Margin by Segment Three Months Ended

	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Beef	$3,147	$2,703	$78	$63	2.5%	2.3%
Chicken	1,877	1,858	47	105	2.5%	5.6%
Pork	631	552	8	(8)	1.4%	(1.4)%
Prepared Foods	658	766	10	52	1.5%	6.9%
Other	17	23	58	35	N/A	N/A

Total	$6,330	$5,902	$201	$247	3.2%	4.2%

Beef segment third quarter sales increased $444 million or 16.4% from the same period last year, with a 17.8% increase in average sales prices and a 1.1% decrease in volume.  Case-ready beef sales were $252 million and increased 18.3%, domestic fresh meat beef sales increased 14.6% and international beef sales increased 23.8%.  Beef segment operating income increased $15 million.  The increases in average selling prices were due to strong demand for the Company's domestic beef production caused in part by the US ban on Canadian beef.  However, these increases were partially offset by an increase in live cattle prices.

Chicken segment third quarter sales increased $19 million or 1.0% from the same period last year, with a slight decrease in average sales prices and a 1.3% increase in volume.  Foodservice chicken sales dollars increased 1.4%, retail chicken sales dollars increased 1.3%, and international chicken sales dollars remained constant.  International sales continue to be impacted by import restrictions and political pressures primarily in Russia and China.  Chicken segment operating income decreased $58 million from the same period last year primarily due to increased grain costs and plant closing costs.

Pork segment third quarter sales increased $79 million or 14.4% from the same period last year, with a 23.6% increase in average sales prices and a 7.4% decrease in volume.  Case-ready pork sales were $62 million and increased 59.0%, domestic fresh meat pork sales increased 13.3%, international pork sales increased 7.2% and live swine sales decreased 28.0%.  Pork segment operating income increased $16 million.  The increase in average sales prices were more than offset by an increase in live hog prices.  However, operating income was positively affected by the prior year restructuring of the live swine operation.

Prepared foods segment third quarter sales decreased $108 million or 14.1% from the same period last year with a 4.8% decrease in average sales prices and a 9.8% decrease in volume, or a 2.6% decrease excluding Specialty Brands prior year volume.  Sales declined due to product and plant rationalization and the sale of Specialty Brands, which accounted for $60 million in sales for the third quarter last year.  Segment operating income decreased $42 million from the same period last year resulting primarily from the current period increases in raw material prices and due to the declines in volume.  Additionally operating income was affected by the work stoppage at our Jefferson facility and by increased costs related to the introduction of several new products this quarter.

Other segment operating income increased $23 million primarily due to partial settlements received in connection with the ongoing vitamin antitrust litigation.  Current period results include $42 million as compared to $30 million received in the third quarter of fiscal 2002.

TYSON FOODS, INC.
News Release
July 28, 2003

Nine Months Segment Review (In millions)
	Sales by Segment Nine Months Ended		Operating Income by Segment Nine Months Ended		Operating Margin by Segment Nine Months Ended

	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Beef	$8,652	$7,846	$131	$126	1.5%	1.6%
Chicken	5,500	5,428	105	357	1.9%	6.6%
Pork	1,822	1,938	56	48	3.1%	2.5%
Prepared Foods	1,960	2,334	46	119	2.3%	5.1%
Other	43	60	191	49	N/A	N/A

Total	$17,977	$17,606	$529	$699	2.9%	4.0%

Beef segment nine months sales increased $806 million or 10.3% from the same period last year, with a 10.0% increase in average sales prices and a slight increase in volume.  Case-ready beef sales were $694 million and increased 16.1%, domestic fresh meat beef sales increased 8.4% and international beef sales increased 16.0%.  Beef segment operating income increased $5 million.  The beef segment sales increases were partially offset by an increase in live cattle prices.

Chicken segment nine months sales increased $72 million or 1.3% from the same period last year, with a 1.3% decrease in average sales prices and a 2.7% increase in volume.  Foodservice chicken sales dollars increased 4.3%, retail chicken sales dollars increased slightly and international chicken sales dollars decreased 9.6%.  International sales continue to be impacted by import restrictions and political pressures primarily in Russia and China.  Chicken segment operating income decreased $252 million from the same period last year primarily due to increased grain costs, plant closing costs and lower market prices.

Pork segment nine months sales decreased $116 million or 6.0% from the same period last year, with a 2.0% decrease in average sales prices and a 4.0% decrease in volume.  Case-ready pork sales were $157 million and increased 50.0%, domestic fresh meat pork sales decreased 7.6%, international pork sales decreased 9.7% and live swine sales decreased 37.4%  Pork segment operating income increased $8 million.  The decline in sales is primarily due to declines in volume and lower average selling prices for our finished product.  However, operating income was positively affected by the prior year restructuring of the live swine operation.

Prepared foods nine months sales decreased $374 million or 16.0% from the same period last year, with a 6.8% decrease in average sales prices and a 9.9% decrease in volume, or a 2.9% decrease excluding Specialty Brands prior year volume.  Sales declined due to product and plant rationalization and the sale of Specialty Brands, which accounted for $179 million in sales last year.  Segment operating income decreased $73 million from the same period last year resulting primarily from the increases during the year in raw material prices and due to the declines in volume.  Additionally operating income was affected by the work stoppage at our Jefferson facility and increased costs related to the introduction of several new products this year.

Other segment operating income increased $142 million primarily due to partial settlements received in connection with the ongoing vitamin antitrust litigation.  Current year results include $164 million as compared to $30 million received in fiscal 2002.

TYSON FOODS, INC.
News Release
July 28, 2003

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended

	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002

Sales	$6,330	$5,902	$17,977	$17,606
Cost of Sales	5,892	5,438	16,759	16,235

	438	464	1,218	1,371
Selling, General and Administrative	218	217	623	672
Other Charges	19	-	66	-

Operating Income	201	247	529	699
Other Expense (Income):
Interest	69	76	219	231
Other	9	4	15	4

Income Before Income Taxes	123	167	295	464

Provision for Income Taxes	44	60	105	165

Net Income	$79	$107	$190	$299

Weighted Average Shares Outstanding:
Basic	345	348	346	348
Diluted	351	355	352	355

Earnings Per Share:
Basic	$0.23	$0.31	$0.55	$0.86
Diluted	$0.23	$0.30	$0.54	$0.84

Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.120	$0.120
Class B	$0.036	$0.036	$0.108	$0.108

Sales Growth	7.3%	207.9%	2.1%	217.6%

Margins: (Percent of Sales)
Gross Profit	6.9%	7.9%	6.8%	7.8%

Operating Income	3.2%	4.2%	2.9%	4.0%

Net Income	1.3%	1.8%	1.1%	1.7%

Effective Tax Rate	35.5%	36.0%	35.5%	35.6%

TYSON FOODS, INC.
News Release
July 28, 2003

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions, except per share data)

	(Unaudited)

	June 28, 2003	September 28, 2002

Assets
Current Assets:
Cash and cash equivalents	$100	$51
Accounts receivable, net	1,308	1,101
Inventories	1,936	1,885
Other current assets	121	107

Total Current Assets	3,465	3,144
Net Property, Plant and Equipment	4,031	4,038
Goodwill	2,634	2,633
Other Assets	526	557

Total Assets	$10,656	$10,372

Liabilities and Shareholders' Equity
Current Liabilities:
Current debt	$192	$254
Trade accounts payable	803	755
Other current liabilities	1,115	1,084

Total Current Liabilities	2,110	2,093
Long-Term Debt	3,798	3,733
Deferred Income Taxes	690	643
Other Liabilities	233	241
Shareholders' Equity	3,825	3,662

Total Liabilities and Shareholders' Equity	$10,656	$10,372

TYSON FOODS, INC.
News Release
July 28, 2003

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the Periods Ended
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended

	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002

Cash Flows From Operating Activities:
Net income	$79	$107	$190	$299
Depreciation and amortization	110	124	338	356
Plant closing-related charges	12	-	34	-
Deferred income taxes and other	48	6	48	64
Net changes in working capital	(120)	13	(191)	220

Cash Provided by Operating Activities	129	250	419	939

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(147)	(126)	(329)	(366)
Proceeds from sale of assets	12	6	23	8
Acquisitions of property, plant and equipment	-	(73)	-	(73)
Net change in investment in commercial paper	-	-	-	94
Net changes in other assets and liabilities	(30)	(1)	7	(54)

Cash Used for Investing Activities	(165)	(194)	(299)	(391)

Cash Flows From Financing Activities:
Net change in debt	84	(46)	3	(521)
Purchases of treasury shares	(3)	(5)	(32)	(15)
Dividends and other	(14)	(14)	(43)	(43)

Cash Provided by (Used for) Financing Activities	67	(65)	(72)	(579)

Effect of Exchange Rate Change on Cash	(2)	7	1	9

Increase (Decrease) in Cash and Cash Equivalents	29	(2)	49	(22)

Cash and Cash Equivalents at Beginning of Period	71	50	51	70

Cash and Cash Equivalents at End of Period	$100	$48	$100	$48

TYSON FOODS, INC.
News Release
July 28, 2003

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world's largest processor and marketer of chicken, beef and pork and the second largest food company in the Fortune 500. Tyson Foods produces a wide variety of brand name protein-based and prepared food products marketed in the United States and more than 80 countries around the world. Tyson Foods is the recognized market leader in the retail and foodservice markets it serves. The Company has approximately 110,000 team members and 300 facilities and offices in 27 states and 22 countries.

A conference call to discuss the Company's financial results will be held at 10 a.m. Central (11 a.m. Eastern) today. To listen live via telephone, call 888-455-9639. The pass code is "Tyson Foods." International callers dial 630-395-0026. The call also will be webcast live on the Internet at www.tysonfoodsinc.com/IR/publications/confcall.asp.  The webcast will be available for replay within two hours of the conclusion of the call. A telephone replay will be available from noon today through 11:59 p.m. Central on August 28 at 800-333-6498. International callers dial 402-998-1157. A spreadsheet of the tables in this release will soon be available at www.tysonfoodsinc.com/IR/newsinfo/xls/q303.xls.

Forward-Looking Statements

Certain statements contained in this communication are "forward-looking statements" such as statements relating to our debt to capital goals and improved operating efficiencies.  These forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) changes in the availability and relative costs of labor and contract growers; (iii) operating efficiencies of facilities; (iv) market conditions for finished products, including the supply and pricing of alternative proteins; (v) effectiveness of advertising and marketing programs; (vi) the ability of the Company to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; (vii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (viii) risks associated with effectively evaluating derivatives and hedging activities; (ix) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (x) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (xi) adverse results from ongoing litigation; (xii) access to foreign markets together with foreign economic conditions, including currency fluctuations; and (xiii) the effect of, or changes in, general economic conditions. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Tyson undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial information, such as this news release, as well as other historical data and current Company information can be accessed from the Company's web site at www.tysonfoodsinc.com.